UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FARMLAND PARTNERS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
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EXPLANATORY NOTE

On April 17, 2020, Farmland Partners Inc. (the “Company”) filed with the Securities and Exchange Commission a definitive proxy statement (the “Proxy Statement”) for the Company’s 2020 Annual Meeting of Shareholders. This supplement is being filed to correct the number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), reported as outstanding as of March 10, 2020 (the “Record Date”) and April 7, 2020.

Except as specifically revised by the information contained herein, this supplement does not modify, amend or otherwise affect any of the other information set forth in the Proxy Statement. This supplement should be read together with the Proxy Statement, and, from and after the date of this supplement, any references to the “Proxy Statement” shall be deemed to include the Proxy Statement as supplemented hereby.

As of the Record Date, there were 29,851,685 shares of Common Stock outstanding. Accordingly, the reference to 31,755,477 shares of Common Stock outstanding under the heading “What will constitute a quorum at the Annual Meeting?” (on page 3 of the Proxy Statement), should instead be 29,851,685 shares.

As of April 7, 2020 there were 29,866,000 shares of Common Stock outstanding. Accordingly, the reference to 31,769,792 shares of Common Stock outstanding in footnote (1) to the table under the heading “Principal Stockholders” (on page 25 of the Proxy Statement), should instead be 29,866,000 shares. As a result, the corrected beneficial ownership percentages of all Common Stock in the table under the heading “Principal Stockholders” as of April 7, 2020, are as follows: (i) Paul Pittman 8.17%; (ii) All executive officers, directors and director nominees as a group (6 people) 9.45%; and Gerald R. Forsythe 4.79%.